Exhibit 99.1

Investor Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

Media Contacts:

Ron Ticho or Jennifer Moritz

Zer0 to 5ive

610-360-0205 or 718-623-0355

rticho@orasure.com or jmoritz@0to5.com

ORASURE RECEIVES RAPID TEST HIV-2 PATENT SUBLICENSE FROM BIO-RAD

- Sublicense Enables OraSure To Market OraQuick® Rapid HIV-1/2 Antibody Test -

BETHLEHEM, PA– June 21, 2004 – OraSure Technologies, Inc. (NASDAQ NM:OSUR) announced today that it has received a worldwide, non-exclusive sublicense from Bio-Rad Laboratories (AMEX: BIO and BIOb) under patents relating to the Human Immunodeficiency Virus, Type 2, or HIV-2. Bio-Rad is the exclusive licensee of Institut Pasteur of Paris, France, under the HIV-2 patents.

“Securing this HIV-2 sublicense will allow us to fully develop a global strategy for our OraQuick® HIV-1/2 test,” said Mike Gausling, president and chief executive officer of OraSure Technologies. “Our goal has always been to create the most versatile and comprehensive point-of-care rapid HIV test in the world. We believe that a combination OraQuick® rapid antibody test for both HIV-1 and HIV-2, which can be used on a variety of specimen types, such as oral fluid, blood and plasma, will be a critical tool in fighting the pandemic of HIV/AIDS.”

“HIV is a critical health care issue. Bio-Rad continues to work with global partners to expand the range of available HIV diagnostic products,” said Norman Schwartz, Bio-Rad’s president and chief executive officer. “Granting a sublicense to OraSure for the HIV-2 patents provides a new diagnostic option to the public health community.”

Under the terms of the sublicense, OraSure has obtained non-exclusive rights to certain HIV-2 patents from Bio-Rad, which will permit OraSure to sell a rapid test for both HIV-1 and HIV-2 using its OraQuick® technology platform on a worldwide basis. Bio-Rad maintains rights to patents claiming the HIV-2 virus and various means to detect its presence in infected patients. Other companies have also received HIV-2 diagnostic sublicenses from Bio-Rad and France’s Institut Pasteur.

- more -

OraSure recently announced FDA approval of its new OraQuick® Rapid HIV-1/2 Antibody Test, the first and only rapid, point-of-care test approved by the U.S. Food and Drug Administration (“FDA”) for use with oral fluid, fingerstick and venipuncture whole blood, and plasma samples. Specifically, the FDA approved the use of this test in detecting antibodies to HIV-1 in oral fluid and antibodies to both HIV-1 and HIV-2 in finger stick whole blood, venous whole blood and plasma samples. OraSure intends to seek FDA approval for use of the test to detect HIV-2 in oral fluid and a CLIA (Clinical Laboratory Improvements Amendments of 1988) waiver before obtaining FDA approval of final labeling of the complete OraQuick® HIV-1/2 test with all claims.

There are an estimated 40 million people in the world currently living with the HIV virus. Although the number of reported cases of HIV-2 infection in the United States is still relatively low, the incidence of HIV-2 infection is much higher in certain other countries, and many foreign countries require testing for both HIV-1 and HIV-2.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. OraSure Technologies is the leading supplier of oral-fluid collection devices and assays to the life insurance industry and public health markets for the detection of antibodies to HIV-1. In addition, the Company supplies oral-fluid testing solutions for drugs of abuse testing. For more information on the Company, please go to www.orasure.com.

About Bio-Rad Laboratories

Bio-Rad Laboratories, Inc. (www.bio-rad.com) is a multinational manufacturer and distributor of life science research products and clinical diagnostics. It is based in Hercules, California, and serves more than 70,000 research and industry customers worldwide through a network of more than 30 wholly owned subsidiary offices.

Important Information

This press release contains certain forward-looking statements, including with respect to products, markets, regulatory submissions and approvals. Actual results could be significantly different. Factors that could affect results include the ability to market products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing products and up-converting phosphor technology products; ability to fund research and development and other projects and operations; ability to maintain new or existing product distribution channels (including OraSure’s ability to implement a direct sales effort or other alternative distribution for OraQuick®); reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain and timing of obtaining necessary regulatory approvals; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; ability to obtain licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; changes in accounting practices or interpretation of accounting requirements; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2003, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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